EXHIBIT 99.1

HMS Holdings Corp. Announces Settlement of Trade Secret Litigation

- Public Consulting Group to discontinue offering third party liability services for seven years and withdraw all pending TPL bids, including New Jersey

IRVING, Texas, April 28, 2016 (GLOBE NEWSWIRE) -- HMS Holdings Corp. (NASDAQ:HMSY) today announced that the Company has entered into settlement agreements with Public Consulting Group, Inc. (“PCG”) and various individuals that fully resolve the matters in controversy in connection with the following previously-disclosed lawsuits: HMS Holdings Corp., et al. v. Public Consulting Group, Inc., James Gambino and Jason Ramos, in the District Court of Dallas County, Texas; and HMS Holdings Corp., et al. v. Matthew Arendt, Sean Curtin and Danielle Lange and HMS Holdings Corp., et al. v. Elena Moiseenko and Joseph Flora, in the New York State Supreme Court, Albany County (collectively the “Trade Secret Litigation”).

Pursuant to terms of the PCG settlement agreement, PCG has agreed for a period of seven years until April 2023 not to develop, plan, market, provide, offer, advise with respect to, assist with, sell, or otherwise perform, directly or indirectly, any third party liability services (“TPL Services”) including but not limited to coordination of benefits, credit balance audits and dependent eligibility audits. PCG has also agreed to withdraw any pending TPL bids, bid protests and/or contract negotiations, including with the State of New Jersey. In addition, the settlements will result in the dismissal of all pending cases or appeals between the parties and includes full, mutual releases of PCG, HMS, and their affiliates from any and all pending and future claims related to the Trade Secret Litigation.

“We are very pleased to put these matters behind us and to return our full time and attention to serving our customers, as we partner with them to help bend the healthcare cost curve. Our goal from the outset of the litigation was to defend our intellectual property and to protect our trade secrets. Those objectives have been accomplished,” said Bill Lucia, HMS Chairman and CEO.

About HMS

HMS Holdings Corp., through its subsidiaries, provides coordination of benefits and payment integrity services for payers. The Company serves state Medicaid programs; health plans, including Medicaid managed care, Medicare Advantage and group and individual health lines of business; federal government health agencies, including the Centers for Medicare & Medicaid Services and the Veterans Health Administration; government and private employers; and other healthcare payers and sponsors, including child support agencies. As a result of the Company’s services, our customers recover billions of dollars annually and save billions more through the prevention of improper payments.

Investor Contact:

Dennis Oakes
SVP, Investor Relations
dennis.oakes@hms.com
212-857-5786

Media Contact:

Francesca Marraro
VP, Marketing and Communications
fmarraro@hms.com
212-857-5442